Brownie’s Marine Group, Inc.

940 N.W. 1st Street

Fort Lauderdale, FL 33311

August 20, 2014

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549-4631

Re:	Brownie’s Marine Group, Inc.
Form 10-K for the fiscal Year ended December 31, 2013
Filed March 17, 2014
File No. 333-99393

Dear Sirs:

In connection with the Form 10-K for the fiscal year ended December 31, 2013 (File No. 333-99393) filed by Brownie’s Marine Group, Inc. (the “Company”), the Company acknowledges that:

•	The Company is responsible for adequacy and accuracy of the disclosure in the filing;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	The Company may not assert staff comments as a defense to any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Robert Carmichael

Robert Carmichael

Chief Executive Officer